Exhibit 7.1

November 5, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the disclosure included in Item 4.02 of Form 8-K for the matters discussed therein, to be filed by our client The Smith & Wollensky Restaurant Group, Inc. We agree with the statements made in those items insofar as they relate to our Firm.

Yours truly,


/s/  BDO Seidman, LLP



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